                                                                      EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Calculation of Primary Earnings (Loss) Per Common Share and Fully Diluted Earnings (Loss) Per Common Share (unaudited)
                       (in thousands, except per share)

                                            Nine Months Ended       Three Months Ended
                                          ---------------------    --------------------
                                              September 30,            September 30,
                                          ---------------------    --------------------
                                             1994         1993        1994       1993
                                          ---------   ---------    ---------  ---------
Primary earnings (loss) per common share:
  Net Income (Loss)                       $ (38,967)  $(111,413)   $  23,117  $ (53,484)
  Dividends on Preference Shares             20,813      20,813        6,938      6,938
                                          ---------   ---------    ---------  ---------

  Net Income (Loss) Applicable to Common
   Stock                                  $ (59,780)  $(132,226)   $  16,179  $ (60,422)
                                          =========   =========    =========  =========

  Average number of common shares
   outstanding                               92,990      92,765       93,046     92,834
                                          =========   =========    =========  =========

  Per share                               $    (.64)  $   (1.42)   $     .18  $    (.65)
                                          =========   =========    =========  =========

Fully diluted earnings (loss) per common
 share:
  Net Income (Loss) Applicable to Common
   Stock                                  $ (59,780)  $(132,226)   $  16,179  $ (60,422)

  Add income effect, assuming conversion
   of dilutive convertible securities           ---         ---          ---        ---
                                          ---------   ---------    ---------  ---------

  Net income (loss) on a fully diluted
   basis                                  $ (59,780)  $(132,226)   $  16,179  $ (60,422)
                                          =========   =========    =========  =========

  Average number of common shares
   outstanding                               92,990      92,765       93,046     92,834

  Add common share effect, assuming
   conversion of dilutive convertible
   securities                                   ---         ---          ---        ---
                                          ---------   ---------    ---------  ---------
  Average number of common shares
   outstanding on a fully diluted basis      92,990      92,765       93,046     92,834
                                          =========   =========    =========  =========

  Per share                               $    (.64)  $   (1.42)   $     .18  $    (.65)
                                          =========   =========    =========  =========

NOTE:

(1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.